Exhibit 99.1


                     Deckers Outdoor Corporation Announces
       Trademark Decision and Corrects Inaccuracies Reported in the Media

    GOLETA, Calif.--(BUSINESS WIRE)--Jan. 19, 2006--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that IP Australia (the Australian Trademark Office) determined that the company's Australian UGH-BOOT trademark registration should be removed from the Australian register for non-use. Deckers, which sells UGG(R) Australia luxury sheepskin footwear, outerwear and handbags, does not anticipate a material affect on sales because the UGH-BOOT trademark is not significant in Deckers' marketing. Deckers markets its products worldwide using the UGG and UGG AUSTRALIA trademarks. Deckers' UGG trademark is duly registered in the United States and more than 40 other countries. Deckers is considering appealing the IP Australia decision.
    Under Australian law, a registered trademark can be removed from registration if not sufficiently used. A non-use challenge is not directed to determining the trademark's validity, but instead only to whether sufficient use has occurred to maintain the registration. Despite misleading Internet news accounts, the result of the decision is limited to removal of just the UGH-BOOT registration from the Australian trademark register. The decision in no way provides a basis for competitors to infringe Deckers' UGG(R) or other registrations in countries such as the U.S. or the European Community. The non-use decision has no binding legal effect on any of Deckers' other registered trademarks in Australia (including its UGG AUSTRALIA logo) or in any other countries. Deckers intends to maintain its policy of actively pursuing any infringers.
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    All statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, January 19, 2006. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among these risks and uncertainties are conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs / Brendon E. Frey
             203-682-8200